Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Martha Fleming, Rod Marlow
Fidelity Southern Corporation
(404) 240-1504
FIDELITY SOUTHERN CORPORATION
REDUCES QUARTERLY DIVIDEND
     Atlanta, GA (June 19, 2008) – Fidelity Southern Corporation (NASDAQ: LION) announced that the Board of Directors of the Corporation has determined the third quarter dividend will be reduced from $.09 per share to an anticipated $.01 per share. Chairman Jim Miller said, “This is a prudent step given the ongoing uncertainty in the economy and will benefit our shareholders in the long run. Although the second quarter may be flat to somewhat down as we have indicated, we still believe the third and fourth quarters will show steady improvement.”
     Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and a credit related insurance product through 23 branches in Atlanta, Georgia, a branch in Jacksonville, Florida, and an insurance office in Atlanta, Georgia. Automobile loans and SBA loans are provided through employees located throughout the Southeast. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.